Exhibit 4.3

AMENDMENT TO RESTATED MANAGEMENT AGREEMENT

This Amendment to the Restated Management Agreement is made as of the 3rd day of May, 2008, by and between Nordic American Tanker Shipping Limited, a Bermuda company (the “Company”), and Scandic American Shipping Ltd., a Bermuda company (“Scandic”).

W I T N E S S E T H:

WHEREAS, the Company and Scandic are parties to a management agreement restated as of June 30, 2004, as further amended on October 12, 2004, April 29, 2005, and November 19, 2005 (the “Restated Management Agreement”); and

WHEREAS, the Company has expanded its fleet of tanker vessels and Scandic will continue to provide management of these vessels.

NOW, THEREFORE, the Company and Scandic hereby agree as follows:

1. Effective as of July 1, 2007, Section 3(a) of the Restated Management Agreement is hereby amended to read in its entirety as follows:

“In consideration for Scandic’s providing the services to the Company specified in this Agreement, the Company shall pay Scandic a fee at the annual rate of Two Hundred and Twenty Five Thousand United States Dollars (USD 225,000) per annum (the "Fee") and cover Scandic’s reasonable costs incurred to perform the abovementioned services (the “Costs”). The Fee shall be paid quarterly in advance, on each January 1, April 1, July 1 and October 1. The Costs shall be paid monthly in advance through a monthly cash call procedure to be agreed between the parties.”

2. The Restated Management Agreement shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Restated Management Agreement as of the date first above written.

NORDIC AMERICAN TANKERSHIPPING LIMITED

By	/s/ Hon. Sir David Gibbons
Name: Hon. Sir David Gibbons
Title: Director

By	/s/ Andreas Ove Ugland
Name: Andreas Ove Ugland
Title: Director

By	/s/ Torbjørn Gladsø
Name: Torbjørn Gladsø
Title: Director

By	/s/ Andrew W. March
Name: Andrew W. March
Title: Director

By	/s/ Paul J. Hopkins
Name: Paul J. Hopkins
Title: Director

By	/s/ Richard H.K. Vietor
Name: Richard H.K. Vietor
Title: Director

SCANDIC AMERICAN SHIPPING LTD.

By	/s/ Frithjof Bettum
Name: Frithjof Bettum
Title: Vice President Technical Operations & Chartering

By	/s/ Jan Erik Langangen
Name: Jan Erik Langangen
Title: Executive Vice President – Business Development and Legal

SK 01318 0002 878602